Exhibit 99.2

Sarepta Investor and Media Contact:

Erin Cox

425.354.5140

ecox@sareptatherapeutics.com

Sarepta Therapeutics Announces Pricing of $125 Million Public Offering of Common Stock

CAMBRIDGE, MA, — December 13, 2012 — Sarepta Therapeutics, Inc. (Nasdaq: SRPT), today announced that it has priced an underwritten public offering of an aggregate of 4,950,495 shares of its common stock at a price to the public of $25.25 per share. In addition, Sarepta has granted the underwriters a 30-day option to purchase up to an additional 742,574 shares of common stock on the same terms and conditions, solely to cover over-allotments, if any. Sarepta anticipates the aggregate net proceeds from the offering will be approximately $118.2 million, after deducting the underwriting discount and estimated offering expenses payable by Sarepta, but excluding any exercise of the underwriters’ over-allotment option. The offering is expected to close on or about December 18, 2012, subject to customary closing conditions.

Lazard Capital Markets LLC is acting as the sole book-running manager of the offering. Cowen and Company LLC is acting as the co-lead manager, and JMP Securities LLC, Wedbush PacGrow Life Sciences and Canaccord Genuity are each acting as co-managers for the offering.

Sarepta intends to use the net proceeds from the offering for general corporate purposes, including the continued development of eteplirsen and other product candidates.

The shares described above will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement on Form S-3 ASR previously filed with and declared effective by the Securities and Exchange Commission (“SEC”).

The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Lazard Capital Markets LLC, 30 Rockefeller Plaza, New York, NY 10020 or via telephone at (800) 542-0970. Sarepta intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the accompanying prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov/.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Sarepta, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

Forward-Looking Statements and Information

This press release contains statements that are forward-looking, including the statements about the proposed public offering of Sarepta’s common stock, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control, including risk and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. There can be no assurance that Sarepta will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to Sarepta and its business can be found in the “Risk Factors” section of Sarepta’s most recent filing on Form 10-K, Form 10-Q and other SEC filings. Any forward-looking statement in this press release represents Sarepta’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof, except as required by applicable law.